Exhibit 5.1

August 30, 2006

FiberTower Corporation
7925 Jones Branch Drive, Suite 3300
McLean, Virginia  22102

Ladies and Gentlemen:

We have acted as counsel to FiberTower Corporation, a Delaware corporation (formerly known as First Avenue Networks, Inc.) (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and proposed sale by the Company of up to an aggregate of 78,092,012 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) which are subject to issuance by the Company under the First Avenue Networks Inc. Stock Incentive Plan (the “First Avenue Plan”) and the FiberTower Corporation Amended and Restated Stock Option Plan (the “FiberTower Plan” and together with the First Avenue Plan, the “Plans”).

The shares issuable under the Plans are being registered on the Registration Statement in connection with the Agreement and Plan of Merger, dated as of May 14, 2006 (the “Merger Agreement”), among the Company, Marlin Acquisition Corporation, a Delaware corporation and a direct and wholly-owned subsidiary of the Company (“Merger Sub”), and FiberTower Network Services Corp., a Delaware corporation (formerly known as FiberTower Corporation) (“Old FiberTower”), pursuant to which Merger Sub merged with and into Old FiberTower, with Old FiberTower being the surviving corporation and a direct and wholly-owned subsidiary of the Company (the “Merger”).

We have examined originals or copies of (i) the Registration Statement, (ii) the Plans, (iii) the Amended and Restated Certificate of Incorporation of the Company, (iv) the Amended and Restated Bylaws of the Company, (v) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Secretary of the Company, (vi) the form of the Certificate of Incorporation of the Company as in effect as of the time of the Merger, (vii) the form of the Bylaws of the Company as in effect as of the time of the Merger, (viii) the Merger Agreement and the transactions contemplated thereby and (ix) such other documents and records as we have deemed necessary and relevant for purposes hereof.  We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.  We have not independently verified any factual matter relating to this opinion.

We have assumed and have not verified (i) the genuineness and authenticity of all signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity, accuracy and completeness of all documents submitted to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the issuance of the Shares in accordance with the Plans have been duly authorized by the Company and, when issued and delivered upon receipt by the Company of lawful consideration under Delaware law in accordance with the Plans, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.  Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement becomes effective.

Very truly yours,

/s/ ANDREWS KURTH LLP